Exhibit 99.1

News Release

LCA-Vision Fourth Quarter 2013 Results Feature 2% Revenue Growth

CINCINNATI (February 18, 2014 ) – LCA-Vision Inc. (NASDAQ: LCAV), a leading provider of laser vision correction services under the LasikPlus® brand, today announced financial and operating results for the three and 12 months ended December 31, 2013.

Fourth Quarter 2013 Financial and Operating Highlights (all comparisons are with the fourth quarter of 2012)

■	Revenues increased 2.1% to $20.6 million from $20.2 million; adjusted revenues increased 4.0% to $20.5 million from $19.7 million.
■	Procedure volume increased 3.6% to 12,033 from 11,613.
■

Medical professional and license fees remained unchanged at $4.6 million. Medical professional and license fees for the 2013 fourth quarter included higher fees due to an increase in procedure volume, offset by lower license fees related to renegotiated costs.

■

Vision center direct costs decreased by $1.2 million to $9.7 million from $10.9 million. The decrease was a result of favorable insurance experience, lower employee-related costs, lower financing fees from finance plan mix and renegotiated rates for third-party financing plans. These reductions were partially offset by higher variable operating expenses associated with higher procedure volumes, including laser maintenance costs, as well as higher professional services and other operating expense.

■

General and administrative expense decreased by $0.5 million to $2.8 million from $3.3 million, due primarily to reductions in employee-related costs as a result of restructuring initiatives implemented early in 2013.

■	Marketing expense remained unchanged at $4.7 million. Marketing cost per eye was $392, compared with $411.
■	Depreciation expense decreased by $0.5 million to $0.5 million from $1.0 million.
■

Operating loss was $1.7 million, a $4.3 million improvement from an operating loss of $6.0 million; adjusted operating loss was $1.8 million, a $4.6 million improvement from an adjusted operating loss of $6.4 million. Operating loss in the fourth quarter of 2012 included restructuring charges of $1.1 million and impairment charges of $0.6 million.

■	Net loss narrowed to $1.5 million, or $0.08 per share, a $4.1 million improvement from a net loss of $5.6 million, or $0.30 per share.

2013 Financial and Operating Highlights (all comparisons are with 2012)

■	Revenues were $92.2 million compared with $101.5 million; adjusted revenues were $91.3 million compared with $99.0 million.
■	Procedure volume was 53,231 compared with 58,525.
■

Medical professional and license fees decreased by $3.6 million to $20.1 million from $23.7 million. The decrease resulted from lower procedure volume coupled with the impact of renegotiated license fees and lower enhancement costs.

■

Vision center direct costs decreased by $5.2 million to $39.1 million from $44.3 million. The decrease was a result of lower variable costs associated with procedure volume combined with other cost savings. These savings primarily included lower financing fees from renegotiated rates and a shift in portfolio mix, reductions in employee-related costs and lower insurance costs from favorable claims experience.

■

General and administrative expense decreased by $1.7 million to $11.7 million from $13.4 million, due primarily to reductions in employee-related costs and rent from the relocation of the company’s call center as a result of restructuring initiatives implemented in early 2013, and reductions in travel and telecommunications expenses.

■	Marketing expense decreased by $1.5 million to $21.6 million from $23.1 million. Marketing cost per eye was $406 compared with $394.
■	Depreciation expense decreased by $2.6 million to $2.1 million from $4.7 million, due primarily to lower capital expenditures in recent years.
■	Restructuring charges of $0.2 million resulted primarily from the relocation of the company’s call center during the first quarter of 2013.
■

Operating loss was $2.4 million, a $6.9 million improvement from an operating loss of $9.3 million; adjusted operating loss was $3.2 million, an $8.4 million improvement from an adjusted operating loss of $11.6 million.

■	Net loss was $1.4 million, or $0.07 per share, a $7.1 million improvement from a net loss of $8.5 million, or $0.45 per share.
■

Cash and investments were $28.7 million as of December 31, 2013, compared with $34.5 million as of December 31, 2012. Cash used in operations included approximately $1.2 million of investment in expansion efforts related to the company’s refractive lens and cataract business, $1.8 million of restructuring payments related to previously announced actions, and additional working capital changes of $4.1 million primarily related to reductions in accounts payable and accrued liabilities related to timing of payments, and increased accounts receivable for self-financed patients, offset by positive earnings from the core LASIK business.

The company provides adjusted revenues and operating loss as a means of measuring performance that adjusts for the non-cash impact of accounting for separately priced extended warranties. A reconciliation of revenues and operating loss as reported in accordance with U.S. Generally Accepted Accounting Principles (GAAP) is provided at the end of this news release. Management believes that the adjusted information better reflects operating performance and, therefore, is more meaningful to investors.

“We are delighted that our core LASIK business returned to profitability in 2013, earning nearly $400,000, our first operating profit since 2007. This achievement followed a focused effort to right-size our cost structure and benefitted from improved procedure volumes in the second half of the year. Entering 2014, we were able to lower cash flow breakeven for our core LASIK business to 54,000 procedures annually, down from 56,000 procedures previously.

“As we reported earlier, the number of procedures we performed during the fourth quarter rose for the second consecutive quarter. Our financial results are particularly gratifying as fourth quarter procedures got off to a slow start due to uncertainty created in October by the shutdown of the federal government,” said LCA-Vision Chief Executive Officer Michael J. Celebrezze. “We have been diligent in controlling expenses, including our patient-acquisition costs, and note that marketing costs per eye during the quarter was $392, down from $417 in the third quarter of 2013 and $411 a year ago. Our average adjusted revenue per procedure increased slightly to $1,704 from $1,698 in the fourth quarter of last year, but down from $1,718 in the third quarter of 2013 due to a promotion in the fourth quarter. In addition, based on input from industry sources, we believe that during the fourth quarter we again took market share from our competitors.”

Mr. Celebrezze added, “We continue to increase the number of cataract and other intraocular procedures, and remain positive about the long-term prospects that this service brings to the company.”

Near-Term Financial Outlook

LCA-Vision intends to continue to manage expenses conservatively throughout 2014; its plans and current outlook for the year include:

■	The company plans to open one satellite vision center in the first quarter and one additional full-service vision center late in the third quarter of 2014.
■	The company expects 2014 capital expenditures to be between $1.1 million and $1.3 million.
■	For the first quarter of 2014, the company expects marketing and advertising expenses to be between $6.4 million and $6.8 million.

“The first quarter of 2014 appointment bookings have been running behind last year due to a combination of factors. Due to the expiring promotion at the end of 2013 and to allow demand to rebuild, we delayed marketing spending and did not run a promotion in January 2014, compared to running a promotion that began in mid-January 2013. In addition, severe winter weather impacted January bookings and procedures, with 11 vision centers closing 16 days and 16 vision centers having 22 shortened days, including some in our largest markets. To compensate for these challenges, we began a promotion on February 3rd offering a $500-off-discount. We will also begin testing television advertising in six markets this week,” Mr. Celebrezze concluded.

LCA-Vision is lowering its estimate for the annual number of procedures companywide necessary to reach cash-flow breakeven from its LASIK business to approximately 54,000, down from 56,000 previously. This cash-flow estimate does not include restructuring payments, debt service or start-up losses and capital expenditures for its refractive lens and cataract business. The company expects to continue to incur start-up costs for its business expansion initiatives.

Conference Call and Webcast

Following last week’s announcement that the company has signed a definitive agreement to be acquired by PhotoMedex, Inc. for $5.37 per share in cash, the company is cancelling its conference call and webcast, which was to have been held this morning.

Forward-Looking Statements

This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties. The forward-looking statements in this release are based on information available to the company as of the date hereof. Actual results could differ materially from those stated or implied in the forward-looking statements due to risks and uncertainties associated with its business. In addition to the risk factors discussed in the company’s Form 10-K and other filings with the Securities and Exchange Commission (SEC), there are a number of other risks and uncertainties associated with its business including, without limitation, PhotoMedex’s ability to consummate the announced acquisition of the company, unexpected costs or unexpected liabilities that may arise from the announced acquisition and PhotoMedex’s failure to realize the anticipated benefits of the announced acquisition, and the general risks associated with the businesses of PhotoMedex and LCA-Vision; the successful execution of cost-effective marketing strategies to attract patients to its vision centers; the impact of low consumer confidence and discretionary spending; the impact of changes in government regulations related to medical expenses; competition in the laser vision correction industry; the possibility of adverse outcomes or long-term side effects of laser vision correction and negative publicity regarding laser vision correction; the company’s ability to operate profitable vision centers and retain qualified personnel during periods of lower procedure volumes; the company’s success in expanding its services into the refractive lens and cataract market; additional regulatory requirements, such as for Medicare, related to cataract and other refractive procedures; the continued availability of non-recourse third-party financing for its patients on terms similar to what it has paid historically; the company’s ability to achieve profitability in its developing business expansion initiatives; and the future value of revenues financed by the company and its ability to collect on such financings, which will in turn depend on a number of factors, including the consumer credit environment and the company’s ability to manage credit risk related to consumer debt, bankruptcies and other credit trends.

Further, the U.S. Food and Drug Administration’s (FDA) advisory board on ophthalmic devices currently is reviewing concerns about post-LASIK quality of life matters and the FDA is conducting a three-phase study on LASIK outcomes and quality of life. The FDA or another regulatory body could take legal action against the company or others in the laser vision correction industry. The outcome of this review or legal action potentially could impact negatively the acceptance of LASIK. In addition, the acceptance rate of new technologies and the company’s ability to implement successfully new technologies on a national basis create additional risk.

Except to the extent required under the federal securities laws and the rules and regulations promulgated by the SEC, the company assumes no obligation to update the information included in this news release, whether as a result of new information, future events or circumstances, or otherwise.

About LCA-Vision Inc./LasikPlus®

LCA-Vision Inc., a leading provider of laser vision correction services under the LasikPlus® brand, operates 62 LasikPlus® vision centers in the U.S., including 52 full-service LasikPlus® fixed-site laser vision correction centers and 10 pre- and post-operative LasikPlus® satellite centers. LCA-Vision has performed more than 1.3 million procedures since FDA approval of photorefractive keratectomy (PRK) in late 1995.

Additional Information and Where to Find It

PhotoMedex, LCA-Vision and their respective directors and officers may be deemed to be participants in the solicitation of proxies for the special meeting of LCA-Vision stockholders to be held to approve the merger further discussed in the 8-K filed by the company on February 13, 2014. In connection with the proposed acquisition, LCA-Vision will file with the Securities and Exchange Commission a Proxy Statement. The stockholders of LCA-Vision are advised to read, when available, the Proxy Statement and other documents filed with the Securities and Exchange Commission in connection with the solicitation of proxies for the special meetings because these documents will contain important information. The proxy statement will be mailed to stockholders of LCA-Vision as of the record date to be established for voting on the acquisition. The preliminary proxy statement and definitive proxy statement, once available, can be obtained, without charge, at the Securities and Exchange Commission’s website at www.sec.gov. In addition, the proxy statement (when available) and such other documents may be obtained free of charge by directing a request to LCA-Vision Inc., 7840 Montgomery Road, Cincinnati, Ohio 45236, Attn: Corporate Secretary, or (513)792-9292.

Earning Trust Every Moment; Transforming Lives Every Day.

For Additional Information

Company Contact: LCA-Vision Inc. Barb Kise 513-792-5629	Investor Relations Contact: LHA Kim Golodetz 212-838-3777 kgolodetz@lhai.com or Bruce Voss 310-691-7100 bvoss@lhai.com @LHA_IR_PR

LCA-Vision Inc.

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	At December 31,
	2013	2012

Assets
Current assets
Cash and cash equivalents	$26,689	$31,653
Short-term investments	1,984	2,804
Patient receivables, net of allowances of $719 and $1,019	3,026	2,810
Other accounts receivable, net	950	443
Prepaid expenses and other	1,820	3,318

Total current assets	34,469	41,028

Property and equipment	67,594	64,964
Accumulated depreciation	(60,557)	(58,584)
Property and equipment, net	7,037	6,380

Patient receivables, net of allowances of $423 and $634	1,186	1,059
Other assets	223	501

Total assets	$42,915	$48,968

Liabilities and Stockholders' Investment
Current liabilities
Accounts payable	$7,218	$8,046
Accrued liabilities and other	6,868	11,930
Debt obligations maturing within one year	777	-

Total current liabilities	14,863	19,976

Long-term insurance reserves, less current portion	5,714	5,741
Other long-term liabilities	2,127	3,454
Long-term debt obligations, less current portion	1,080	-

Stockholders' investment
Common stock ($.001 par value; 25,291,637 shares issued and 19,254,175 and 19,050,504 shares outstanding, respectively)	25	25
Contributed capital	180,790	179,543
Common stock in treasury, at cost (6,037,462 shares and 6,241,133 shares, respectively)	(110,034)	(111,395)
Accumulated deficit	(52,013)	(49,053)
Accumulated other comprehensive income	363	677
Total stockholders' investment	19,131	19,797

Total liabilities and stockholders' investment	$42,915	$48,968

LCA-Vision Inc.

Consolidated Statement of Operations

(Amounts in thousands except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

Revenues	$20,616	$20,195	$92,185	$101,493

Operating costs and expenses
Medical professional and license fees	4,573	4,576	20,091	23,715
Direct costs of services	9,716	10,870	39,092	44,348
General and administrative	2,838	3,292	11,684	13,442
Marketing and advertising	4,715	4,773	21,635	23,055
Depreciation	495	992	2,050	4,736
Impairment charges	-	580	-	617
Restructuring charges	-	1,120	214	1,130
	22,337	26,203	94,766	111,043
Gain on sale of assets	18	18	198	239

Operating loss	(1,703)	(5,990)	(2,383)	(9,311)

Net investment income and other	214	158	890	656

Loss before income taxes	(1,489)	(5,832)	(1,493)	(8,655)

Income tax benefit	(14)	(208)	(125)	(138)

Net loss	$(1,475)	$(5,624)	$(1,368)	$(8,517)

Loss per common share
Basic and Diluted	$(0.08)	$(0.30)	$(0.07)	$(0.45)

Weighted average shares outstanding
Basic and Diluted	19,248	19,024	19,199	18,982

LCA-Vision Inc.

Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	For the Years Ended December 31,
	2013	2012

Cash flows from operating activities:
Net loss	$(1,368)	$(8,517)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,050	4,736
Provision for loss on doubtful accounts	416	914
Loss on investments	-	68
Gain on sale of property and equipment	(198)	(239)
Impairment charges	-	617
Stock-based compensation	1,247	2,060
Insurance reserves	(31)	(604)
Changes in operating assets and liabilities:
Patient accounts receivable	(782)	(1,610)
Other accounts receivable	(496)	1,522
Prepaid expenses and other	437	793
Accounts payable	(828)	(57)
Deferred revenue, net of professional fees	(783)	(2,264)
Accrued liabilities and other	(3,952)	(2,507)
Net cash used in operations	(4,288)	(5,088)

Cash flows from investing activities:
Purchases of property and equipment	(700)	(1,160)
Proceeds from sale of assets	240	305
Purchases of investment securities	(1,984)	(39,656)
Proceeds from sale of investment securities	2,804	62,883
Net cash provided by investing activities	360	22,372

Cash flows from financing activities:
Principal payments on loan	(491)	(4,004)
Shares repurchased for treasury stock	(231)	(357)
Proceeds from exercise of stock options	-	57
Net cash used in financing activities	(722)	(4,304)

Net effect of exchange rate changes on cash and cash equivalents	(314)	105

(Decrease) increase in cash and cash equivalents	(4,964)	13,085

Cash and cash equivalents at beginning of year	31,653	18,568

Cash and cash equivalents at end of year	$26,689	$31,653

LCA-Vision Inc.

Effect of the Change in Accounting for Deferred Revenues on Financial Results

(Dollars in thousands)

(Unaudited)

To supplement its Consolidated Financial Statements presented in accordance with accounting principles generally accepted in the United States, LCA-Vision discusses adjusted revenues and operating loss. Management utilizes this information as a means of measuring performance that adjusts for the non-cash impact of the accounting for separately priced extended warranties and believes that including this additional disclosure is meaningful to investors for the same reason.

Accordingly, this news release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of the difference between the non-GAAP measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Revenues
Reported U.S. GAAP	$20,616	$20,195	$92,185	$101,493
Adjustments
Amortization of prior deferred revenue	(114)	(473)	(870)	(2,516)
Adjusted revenues	$20,502	$19,722	$91,315	$98,977

Operating Loss
Reported U.S. GAAP	$(1,703)	$(5,990)	$(2,383)	$(9,311)
Adjustments
Amortization of prior deferred revenue	(114)	(473)	(870)	(2,516)
Amortization of prior professional fees	11	47	87	252
Adjusted operating loss	$(1,806)	$(6,416)	$(3,166)	$(11,575)

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